Exhibit 99.1

Investors and Media Christopher Oltmann (818) 224-7028

PennyMac Mortgage Investment Trust Reports

Fourth Quarter 2014 Results

Moorpark, CA, February 4, 2015 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $26.5 million, or $0.34 per diluted share, for the fourth quarter of 2014, on net investment income of $53.1 million. PMT previously announced a cash dividend for the fourth quarter of 2014 of $0.61 per common share of beneficial interest, which was declared on December 10, 2014 and paid on January 16, 2015.

Fourth Quarter 2014 Highlights

Financial results:

•	Diluted earnings per common share of $0.34, down 51 percent from the prior quarter

•	Net income of $26.5 million, down 52 percent from the prior quarter

•	Net investment income of $53.1 million, down 50 percent from the prior quarter

•	Book value per share of $21.18, down from $21.42 at September 30, 2014

•	Return on average equity of 7 percent, down from 14 percent for the prior quarter[1]

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[1]	Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

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Investment activities and correspondent production results:

•	Acquired a pool of nonperforming loans totaling $331 million in unpaid principal balance (UPB)

•	Mortgage servicing rights (MSR) and excess servicing spread (ESS) investments, related to $63 billion in UPB, grew to $549 million at December 31, 2014

o	Added $32 million in new MSR investments resulting from correspondent production activities

o	Invested $17 million in ESS on mini-bulk and flow acquisitions of Agency MSRs acquired by PennyMac Financial Services, Inc. (PFSI) relating to $2.3 billion in UPB

Investment activity after the fourth quarter:

•	Acquired a pool of nonperforming whole loans totaling $310 million in UPB

•	Expected to enter into agreements with PFSI relating to the acquisition of approximately $175 million in ESS from Agency MSRs totaling $21 billion in UPB that PFSI is expected to acquire[2]

Full-Year 2014 Highlights

•	Net income of $194.5 million, down 3 percent from the prior year

•	Net investment income of $356.7 million, down 12 percent from the prior year

•	Diluted earnings per common share of $2.47, down 17 percent from the prior year; weighted average shares outstanding increased 18 percent from the prior year

•	Return on average equity of 13 percent[3], down from 17 percent from the prior year

•	Total mortgage assets reached $4.4 billion, up 12 percent from December 31, 2013, with new investments in distressed whole loans, MSRs, and ESS

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[2]	The MSR acquisitions by PFSI and the Company’s purchase of excess servicing spread are subject to the negotiation and execution of definitive documentation, continuing due diligence and customary closing conditions, including required regulatory approvals. There can be no assurance that the committed amounts will ultimately be acquired or that the transactions will be completed at all.
[3]	Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

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“During the fourth quarter and in recent weeks we have entered into significant new investments in nonperforming loans and excess servicing spread that we expect will deliver strong contributions to PMT's returns going forward,” said Stanford L. Kurland, PMT’s Chairman and Chief Executive Officer. “PMT's diversified investment portfolio continues to generate strong cash flows which are consistent with our current dividend level, despite fourth quarter earnings that were adversely affected by reduced gains in our distressed loan portfolio largely resulting from home prices lower than previously forecast.”

PMT earned $11.9 million in pretax income for the quarter ended December 31, 2014, a 79 percent decline from the third quarter.

The following table presents the contribution of PMT’s Investment Activities and Correspondent Production segments to pretax income:

	Quarter ended December 31, 2014
	Investment	Correspondent
	Activities	Lending	Total
		(in thousands)
Net investment income:
Net gain on mortgage loans acquired for sale	$–	$5,945	$5,945
Net gain on investments	15,700	–	15,700
Net interest income
Interest income	36,174	7,074	43,248
Interest expense	18,226	3,703	21,929
	17,948	3,371	21,319
Net loan servicing fees	11,181	–	11,181
Other investment (loss) income	(6,011)	4,925	(1,086)
	38,818	14,241	53,059
Expenses:
Loan Fulfillment, Servicing and Management fees payable to PennyMac Financial Services, Inc.	19,554	12,185	31,739
Other	8,270	1,110	9,380
	27,824	13,295	41,119
Pretax income	$10,994	$946	$11,940

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Investment Activities Segment

The Investment Activities segment generated $11.0 million in pretax income on revenues of $38.8 million in the fourth quarter, compared to $55.1 million and $86.4 million, respectively, in the third quarter. Net gain on investments totaled $15.7 million in the fourth quarter, a 78 percent decline from the third quarter. Net gain on investments includes valuation gains on distressed loans of $20.7 million and gains on MBS of $3.4 million, partially offset by valuation losses on mortgage loans held by variable interest entity of $5.4 million and losses on ESS of $3.0 million. Losses on ESS largely resulted from the reduction in mortgage rates during the quarter and expectations of increased prepayment speeds in the future. In future periods as prepayments related to the ESS occur, PMT should benefit from recapture income. The recapture benefit payable to PMT for activity during the quarter was $1.3 million.

Net interest income earned on PMT’s investments in distressed loans, ESS, MBS and mortgage loans held by variable interest entity increased by $2.8 million to $17.9 million, driven by $14.1 million of capitalized interest from loan modification activity during the quarter. Capitalized interest from loan modifications during a period increases interest income and tends to reduce the loan valuation. Net loan servicing fees were $11.2 million, up from $10.5 million in the third quarter, driven by higher servicing fee revenue from a growing investment in MSRs in addition to hedge gains which partially offset the MSR valuation loss and impairment resulting from lower mortgage rates. Other investment losses were $6.0 million, versus losses of $9.6 million in the third quarter due to a reduction in costs related to real estate acquired in the settlement of loans. Segment expenses were $27.8 million in the fourth quarter, down 11 percent from the prior quarter driven by lower expenses associated with the administration and sale of distressed loans and a decline in incentive fees paid to PFSI resulting from PMT’s reduced financial performance for the fourth quarter.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $20.7 million in the fourth quarter, compared to $81.3 million in the third quarter. Of the gains in the fourth quarter, $3.2 million was realized through payoffs in which collections on the loan balances were at levels higher than their recorded fair values.

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The following schedule details the realized and unrealized gains on mortgage loans:

	Quarters ended
	December 31, 2014	September 30, 2014
	(in thousands)
Valuation changes:
Performing loans	$4,831	$23,255
Nonperforming loans	12,653	51,913
	17,484	75,168
Payoffs	3,191	5,866
Sales	–	262
	$20,675	$81,296

In the fourth quarter, the portfolios of performing and nonperforming loans increased in value by $4.8 million and $12.7 million, respectively. During the quarter, valuation gains were adversely impacted by a decrease in current home price levels versus prior forecasts and lowered expectation for future price appreciation. Furthermore, seasonally lower reperformance and other resolution activities also contributed to the decline in valuation gains compared to the prior quarter.

Mortgage Servicing Rights

PMT’s MSR portfolio, which is subserviced by PFSI, grew to $34.3 billion in UPB compared to $32.3 billion in the third quarter. Servicing fee revenue of $23.0 million was reduced by amortization, impairment and fair value losses totaling $19.8 million, partially offset by $8.0 million of hedge gains, resulting in net loan servicing revenue of $11.2 million, up from $10.5 million in the third quarter.

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The following schedule details the net loan servicing fees:

	Quarter ended
	December 31, 2014	September 30, 2014
	(in thousands)
Net loan servicing fees
Servicing fees (1)	$23,020	$20,300
MSR recapture fee receivable from PFSI	–	–
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization.	(8,741)	(8,109)
(Provision for) reversal of impairment	(2,890)	602
Carried at fair value - change in fair value	(8,204)	(1,606)
Gains (losses) on hedging derivatives	7,996	(654)
	(11,839)	(9,767)
Net loan servicing fees	$11,181	$10,533
(1) Includes contractually specified servicing revenue

Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and an ongoing investment in MSRs. For the quarter ended December 31, 2014, PMT’s Correspondent Production segment generated pretax income of $0.9 million, versus pretax income of $2.8 million in the third quarter. Revenues totaled $14.2 million, down 29 percent from the third quarter, driven by a decrease in conventional conforming and jumbo interest rate lock commitments (IRLCs) during the quarter.

In its correspondent activities in the fourth quarter, PMT acquired $7.3 billion in UPB of loans and issued IRLCs totaling $7.5 billion, compared to $8.1 billion and $8.4 billion, respectively, in the third quarter. Of the correspondent acquisitions, conventional conforming and jumbo volumes totaled $2.9 billion, and government insured or guaranteed volumes totaled $4.4 billion compared to $3.7 billion and $4.4 billion, respectively, in the third quarter. The decrease in conventional acquisitions was driven by a competitive environment and a seasonal decline in the purchase money market which represents a significant portion of PMT’s volumes.

Net gain on mortgage loans acquired for sale totaled $5.9 million in the fourth quarter compared to $9.5 million last quarter. Segment revenues in the fourth quarter also included $4.9 million of loan origination fees and net interest income of $3.4 million.

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The following schedule details the net gain on mortgage loans acquired for sale:

	Quarter ended
	December 31, 2014	September 30, 2014
	(in thousands)
Net gain on mortgage loans acquired for sale
Receipt of MSRs in loan sale transactions	$32,104	$39,613
Provision for representation and warranties	(1,130)	(1,359)
Cash investment (1)	(21,606)	(28,178)
Fair value changes of pipeline, inventory and hedges.	(3,423)	(567)
	$5,945	$9,509
(1) Net of cash hedge expense

Segment expenses decreased 23 percent quarter-over-quarter to $13.3 million, primarily due to lower loan fulfillment fee expense resulting from the decrease in loan acquisition volumes and a lower weighted average fulfillment fee rate during the quarter. The weighted average fulfillment fee rate in the fourth quarter was 41 basis points, compared to 42 basis points in the prior quarter.

Management Fees and Taxes

Management fees decreased by 12 percent from the third quarter to $8.4 million, driven by the lower incentive fees resulting from PMT’s reduced financial performance in the fourth quarter.

PMT recognized an income tax benefit of $14.6 million in the fourth quarter, versus income taxes of $3.0 million in the third quarter. The tax benefit primarily resulted from a loss in the taxable REIT subsidiary and an improvement in that entity’s estimated tax rate.

Mr. Kurland concluded, “PMT continues to grow and diversify its investments.  We continued to make new investments and prudently increased our use of leverage, which enhances returns to shareholders.  PMT is investing in assets such as MSRs and ESS, which are well positioned in today’s low interest rate environment, and we see considerable opportunity for PMT to continue making attractive investments in mortgage-related assets as the U.S. economy strengthens.”

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Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Standard Time) on Wednesday, February 4, 2015.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, an indirect subsidiary of PennyMac Financial Services, Inc. Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in our investment objectives or investment or operational strategies; volatility in our industry, the debt or equity markets, the general economy or the residential finance and real estate markets; changes in general business, economic, market, employment and political conditions or in consumer confidence; declines in residential real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; availability of, and level of competition for, attractive risk-adjusted investment opportunities in residential mortgage loans and mortgage-related assets that satisfy our investment objectives; concentration of credit risks to which we are exposed; the degree and nature of our competition; our dependence on our manager and servicer, potential conflicts of interest with such entities, and the performance of such entities; availability, terms and deployment of short-term and long-term capital; unanticipated increases or volatility in financing and other costs; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; the quality and enforceability of the collateral documentation evidencing our ownership and rights in the assets in which we invest; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities and other investments; the degree to which our hedging strategies may protect us from interest rate volatility; our failure to maintain appropriate internal controls over financial reporting; our ability to comply with various federal, state and local laws and regulations that govern our business; changes in legislation or regulations or the occurrence of other events that impact the business, operations or prospects of government agencies, mortgage lenders and/or publicly-traded companies; the creation of the Consumer Financial Protection Bureau, or CFPB, and enforcement of its rules; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of real estate investment trusts, or REITs; limitations imposed on our business and our ability to satisfy complex rules for us to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of our subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and the effect of public opinion on our reputation. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

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PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	September 30, 2014	December 31, 2013
	(in thousands except share data)
ASSETS
Cash	$76,386	$46,487	$27,411
Short-term investments	139,900	37,452	92,398
Mortgage-backed securities at fair value pledged to secure securities sold under agreements to repurchase	307,363	267,885	197,401
Mortgage loans acquired for sale at fair value	637,722	688,850	458,137
Mortgage loans at fair value	2,726,952	2,561,911	2,600,317
Mortgage loans under forward purchase agreements at fair value	–	–	218,128
Excess servicing spread purchased from PennyMac Financial Services, Inc.	191,166	187,368	138,723
Derivative assets	11,107	10,344	7,976
Real estate acquired in settlement of loans	303,228	275,185	138,942
Real estate acquired in settlement of loans under forward purchase agreements.	–	–	9,138
Mortgage servicing rights	357,780	345,848	290,572
Servicing advances..	79,878	59,325	59,573
Due from PennyMac Financial Services, Inc.	6,621	4,311	6,009
Other assets	66,193	119,847	66,192
Total assets	$4,904,296	$4,604,813	$4,310,917
LIABILITIES
Assets sold under agreements to repurchase	$2,750,366	$2,416,686	$2,039,605
Borrowings under forward purchase agreements	–	–	226,580
Asset-backed secured financing of the variable interest entity at fair value	165,920	166,841	165,415
Exchangeable senior notes.	250,000	250,000	250,000
Derivative liabilities	2,430	1,889	1,961
Accounts payable and accrued liabilities	67,806	80,493	71,561
Due to PennyMac Financial Services, Inc.	23,943	21,420	18,636
Income taxes payable	51,417	66,208	59,935
Liability for losses under representations and warrants	14,242	13,235	10,110
Total liabilities	3,326,124	3,016,772	2,843,803
SHAREHOLDERS' EQUITY
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 74,510,159, 74,139,570, and 70,458,082 common shares.	745	741	705
Additional paid-in capital	1,479,699	1,470,189	1,384,468
Retained earnings	97,728	117,111	81,941
Total shareholders' equity	1,578,172	1,588,041	1,467,114
Total liabilities and shareholders' equity.	$4,904,296	$4,604,813	$4,310,917

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PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	December 31, 2014	September 30, 2014	December 31, 2013
	(in thousands, except per share data)
Investment Income
Net gain on mortgage loans acquired for sale	$5,945	$9,509	$13,921
Loan origination fees	4,897	6,447	2,981
Net interest income:
Interest income	43,248	41,236	43,912
Interest expense	21,929	22,020	20,345
	21,319	19,216	23,567
Net gain on investments	15,700	70,390	47,858
Net loan servicing fees	11,181	10,533	12,229
Results of real estate acquired in settlement of loans	(8,552)	(11,926)	(6,014)
Other	2,569	2,361	1,545
Net investment income	53,059	106,530	96,087
Expenses
Expenses payable to PennyMac Financial Services, Inc.:
Loan fulfillment fees	11,887	15,497	11,087
Loan servicing fees (1)	11,426	12,325	12,162
Management fees	8,426	9,623	8,924
Professional services	2,031	1,927	2,501
Compensation.	1,660	1,843	2,095
Other.	5,689	7,384	4,589
Total expenses	41,119	48,599	41,358
Income before provision for income taxes	11,940	57,931	54,729
(Benefit from) provision for income taxes	(14,571)	2,982	2,033
Net income	$26,511	$54,949	$52,696

Earnings per share
Basic	$0.35	$0.74	$0.74
Diluted	$0.34	$0.69	$0.69
Weighted-average shares outstanding
Basic	74,211	74,140	70,456
Diluted	82,996	82,832	79,214

(1)	Servicing expenses include both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights.

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PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
	(in thousands, except per share data)
Investment Income
Net gain on mortgage loans acquired for sale	$35,647	$98,669	$147,675
Loan origination fees	18,184	17,765	10,545
Net interest income:
Interest income	172,348	122,862	72,441
Interest expense	85,589	65,222	31,642
	86,759	57,640	40,799
Net gain on investments	201,809	207,758	103,649
Net loan servicing fees	37,893	32,791	(754)
Results of real estate acquired in settlement of loans	(32,451)	(13,491)	1,368
Other	8,900	4,386	244
Net investment income	356,741	405,518	303,526
Expenses
Expenses payable to PennyMac Financial Services, Inc.:
Loan fulfillment fees	48,719	79,712	62,906
Loan servicing fees (1)	52,522	39,413	18,608
Management fees	35,035	32,410	12,436
Professional services	8,380	8,373	6,053
Compensation	8,328	7,914	7,144
Other	24,293	23,061	9,557
Total expenses	177,277	190,883	116,704
Income before provision for income taxes	179,464	214,635	186,822
(Benefit from) provision for income taxes	(15,080)	14,445	48,573
Net income	$194,544	$200,190	$138,249

Earnings per share
Basic	$262	$313	$314
Diluted	$247	$296	$314
Weighted-average shares outstanding
Basic	73,495	63,426	43,553
Diluted	82,211	69,448	43,876

(1)	Servicing expenses include both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights.

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